Exhibit 99.2

EP Energy Takes Action to Reduce its Debt Significantly and Strengthen its Balance Sheet

Voluntarily Files for Chapter 11 Reorganization to Pursue Financial Restructuring

Company Has Reached an Agreement in Principle with a Number of Key Creditors

Company Has Sufficient Liquidity to Continue Operating Safely and in the Normal Course

HOUSTON — October 3, 2019 — EP Energy Corporation (“EP Energy” or the “Company”) (OTC Pink: EPEG) today announced that it has voluntarily filed petitions for chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of Texas (the “Court”). EP Energy intends to use this process to reduce its debt significantly, strengthen its balance sheet and better position the Company for the long-term. EP Energy remains focused on capital efficiency, operational execution and operating its business in the normal course during the court-supervised process. The Company has received the consent of its lenders to use cash on hand and cash flow generated by the Company’s ongoing operations to support the business as it enters the court-supervised process.

President and Chief Executive Officer Russell Parker, said, “This process will allow us to pursue a significant reduction of our debt in order to enhance EP Energy’s long-term competitive position. Our business operations are expected to continue without interruption throughout this process, during which we will continue making improvements to our operational execution and capital efficiency. The decision to undertake this financial restructuring follows a comprehensive review by a special committee of independent members of EP Energy’s Board of Directors as well as extensive, ongoing discussions with our creditors. The Company has reached an agreement in principle on a comprehensive restructuring with a number of its key creditors, but made the decision that the protection of chapter 11 would help the parties get the deal over the finish line. Over the coming days and weeks, we will continue working with our creditors and stakeholders to propose a plan of reorganization that will considerably strengthen our balance sheet and provide the financial flexibility to continue building our business through the current market environment.”

Mr. Parker continued, “Like other companies in our industry, we continue to experience challenging dynamics as a result of depressed commodity prices, and we have been very transparent about our ongoing efforts to actively manage our capital to control spending and preserve liquidity. The EP Energy Board and management team are confident in the strength of our assets and future of our business, and we would like to thank all our employees for their continued dedication. Our entire team is focused on running the company and we are committed to working with our vendors, royalty owners, lessors and business partners just as we always have.”

In connection with the chapter 11 filing, the Company has filed a number of customary motions with the Court seeking authorization to support its operations while this process is ongoing, including authority to continue to make payments to lessors and royalty owners in the ordinary course of business, including those payments that were made prior to October 4, 2019. The Company also expects to pay vendors in full for goods and services provided on or after October 4, 2019.

Additional Information

Additional resources for vendors, royalty owners, lessors and other stakeholders is available on EP Energy’s restructuring website at www.EPEnergyRestructuring.com. Court filings and other documents related to the Chapter 11 process are available on a separate website administered by EP Energy’s claims agent, Prime Clerk, at https://cases.primeclerk.com/EPEnergy. Information is also available by calling 877-502-9869 (toll-free in the U.S.) or +1-917-947-2373 (for calls originating outside the U.S.) or sending an email to EPEnergyinfo@primeclerk.com. Additional information regarding the Chapter 11 filing is contained in a Current Report or Form 8-K filed with the Securities and Exchange Commission.

Weil, Gotshal & Manges LLP is serving as the Company’s legal counsel, Evercore LLC is serving as financial advisor and FTI Consulting, Inc. is serving as restructuring advisor.

About EP Energy Corporation

The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

Forward Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. Such statements are subject to risks and uncertainties that could cause results to differ materially from the Company’s expectations, including the following: risks and uncertainties relating to the Company’s chapter 11 cases (the “Chapter 11 Cases”), including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate under the Chapter 11 Cases, risks associated with third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations; the Company’s ability to obtain debtor-in-possession financing and the amount, terms and conditions of any such financing; uncertainty associated with evaluating and completing any strategic alternatives as well as the Company’s ability to implement and realize any anticipated benefits associated with any alternative that may be pursued; the effects of disruption from the Chapter 11 Cases making it more difficult to maintain business and operational relationships, to retain key executives and to maintain various licenses and approvals necessary for the Company to conduct its business; the consequences of the acceleration of the Company’s debt obligations; risks related to the trading of the Company’s securities on the OTC Pink Market; as well as the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated in the Company’s subsequently filed Quarterly Reports on Form 10-Q. While the Company makes these statements in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors

Jordan Strauss

Investor and Media Relations

(713) 997-6791

Jordan.strauss@epenergy.com

Media

Meaghan Repko / Jed Repko

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449